Exhibit 3.4

CERTIFICATE OF LIMITED PARTNERSHIP

INDUS RT, LP

THIS Certificate of Limited Partnership (hereinafter referred to as this “Certificate”), together with Articles of Conversion of INDUS Realty Trust, LLC, a Maryland limited liability company (the “Limited Liability Company”), are made for the purpose of converting the Limited Liability Company into a limited partnership pursuant to the Maryland Limited Liability Company Act and the Maryland Revised Uniform Limited Partnership Act (the “Act”).

The undersigned, being authorized to execute and file this Certificate, hereby certifies that:

FIRST:           The name of the limited partnership (hereinafter referred to as the “Partnership”) is:

INDUS RT, LP

SECOND:     The address of the principal office of the Partnership in the State of Maryland is c/o The Corporation Trust Incorporated, 2405 York Road, Suite 201, Lutherville Timonium, Maryland 21093-2264.

THIRD:         The name and address of the resident agent of the Partnership in the State of Maryland are The Corporation Trust Incorporated, 2405 York Road, Suite 201, Lutherville Timonium, Maryland 21093-2264. The resident agent is a Maryland corporation.

FOURTH:     The name and business address of the sole general partner of the Partnership are INDUS Realty Trust, Inc., 641 Lexington Avenue, New York, New York 10022.

FIFTH:           The Partnership shall have a perpetual existence, unless dissolved in accordance with the partnership agreement of the Partnership, as amended and in effect from time to time, and subject to the provisions of the Act.

SIXTH:          No limited partner and no other holder of an interest in the Partnership shall be entitled to exercise any of the rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the Maryland General Corporation Law or any successor statute in connection with a merger of the Partnership.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the day and year first written above.

GENERAL PARTNER:

INDUS Realty Trust, Inc.

By:	/s/ Anthony Galici
Name: Anthony Galici
Title: Executive Vice President & CFO